For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 932-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE
NOVEMBER 13, 2006

UNITED WESTERN BANCORP, INC. REPORTS 2006 THIRD QUARTER EARNINGS

•	Net income for the third quarter of 2006 was $2.1million, or $0.28 per basic and $0.27 per diluted share
•	Net income for the year to date was $7.9 million, or $1.00 per basic and $0.99 per diluted share
•	Net interest margin expanded 31 basis points on a year-over-year basis
•	Commercial loan originations reached $124 million for the first nine months of 2006
•	Company Announces Stock Repurchase Program

Denver- November 13, 2006  United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank, is a community bank focused on expansion across Colorado’s Front Range market, today announced its financial results for the quarter and nine- month period ended September 30, 2006.

For the third quarter of 2006, the Company reported net income of $2.1 million, or $0.28 per basic and $0.27 per diluted share, compared to net income of $2.9 million, or $0.44 per basic and diluted share, for the third quarter of 2005, and $310 thousand, or $0.04 per basic and diluted share, for the second quarter of 2006. On a year-over-year basis, results are lower principally due to the loss of earnings from discontinued operations associated with Matrix Bancorp Trading and ABS School Services, LLC, two former subsidiaries that we sold earlier this year. On a linked quarter basis, earnings increased $1.8 million. Community bank loan originations and increased investments contributed to the increase in earnings as well as the stabilizing of short-term market interest rates and a lower required provision for credit losses. Several transitional items impacted this increase including the following: Positively impacting results was a gain from the monetization of new markets tax credits of $1.635 million. Negatively impacting results in the period were a write down of $700 thousand to record SBA loans at the lower of cost or market in connection with the transfer of such assets from classification as available-for-sale to held-for-investment and the write off of $181 thousand of deferred issuance costs associated with the calling of Trust Preferred Debt. Other ongoing factors were higher subaccounting fees.

Net income for the nine months ended September 30, 2006 totaled $7.9 million, or $1.00 per basic and $0.99 per diluted share, compared to $7.6 million, or $1.14 per basic and $1.13 per diluted share, for the nine months ended September 30, 2005. The increase in net income was principally due to the increase in earnings from discontinued operations. Income from continuing operations for the nine months ended September 2006 was $6.2 million, or $0.78 per basic and $0.77 per diluted share, compared to $6.3 million, or $0.96 per basic and $0.95 per diluted share, for the nine months ended September 30, 2005. Income from continuing operations for the nine months ended September 30, 2006 declined modestly compared to the same period in 2005 as a $7.6 million increase in net interest income and lower amortization of our mortgage servicing asset were offset by an increase in provision for credit losses of $1.2 million, an increase in subaccounting fees of $5.9 million, and increases in compensation and benefits of $2.3 million associated with the departure of the Company’s previous CFO and general counsel, our community bank implementation strategy, and the adoption of SFAS No. 123 R.

The Company’s assets totaled $2.20 billion on September 30, 2006, compared to $2.08 billion at December 31, 2005. During the first nine months of 2006, the Company has originated $124 million of new community bank loans. These loans consist of commercial, commercial real estate, construction and development, multifamily and single-tenant loans. Total community bank loans at September 30, 2006 are now $330 million.

During the first quarter of 2006, the Company completed the repurchase of shares under a previously announced tender offer, which closed on January 23, 2006. The Company repurchased 4,184,277 common shares for approximately $79.5 million. This repurchase was charged against additional paid-in capital. This charge of $79.5 million, offset by our earnings year-to-date, resulted in shareholders’ equity of $109.7 million at September 30, 2006 compared to $180.7 million at December 31, 2005.

Scot T. Wetzel, President and CEO, commented, “We are on track to achieve our targeted levels of loan origination of $160 million and total new deposit production of $150 million for the year ending December 31, 2006. We now are seeing the results of the efforts of our lending teams, which have been in place since June 30, 2006. We opened our second branch in Boulder on October 27, 2006 and anticipate opening our Cherry Creek branch location in the next few months. We are moving forward with our previously announced Fort Collins location, located on Harmony Road and have obtained permits to commence construction. We are also progressing towards an agreement to acquire a parcel of land for our Denver Tech Center location. During the quarter the United Western Bank Board of Directors appointed Bernard C. Darre as a new independent director. Mr. Darre is co-founder and a partner in Bow River Capital Partners, LLC, which provides equity and mezzanine capital to high-growth companies with proven management. We welcome his expertise and knowledge to our Company.”

William D. Snider, Chief Financial Officer, noted, “The conversion of the balance sheet continues and the results are positive. On a linked quarter basis the yield on assets increased to 5.76% from 5.58% while the cost of our liabilities increased to 3.47% from 3.29%. The conversion replaces lower-yielding single-family mortgages with community bank loans and liquid mortgage-backed securities with low interest-rate and credit risk. However, there is a continued negative impact from the flat and inverted yield curve and the yield on our existing wholesale assets.”

Michael J. McCloskey, Chief Operating Officer, added, “During the quarter, we continued to focus on the shareholder value strategies that were identified and communicated in the fall of 2005. In the early portion of the third quarter of 2006, we monetized additional new market tax credits, realizing fees of $1.635 million. On September 29, 2006, we sold our owned office tower in downtown Denver for $27.25 million. We realized a deferred economic pre-tax gain of approximately $11.2 million from this sale. However, because we leased back space in the building for a 10 year period, we will recognize this gain in our earnings over the 10-year lease term at a rate of approximately $1.1 million per year beginning in the fourth quarter of 2006. Also during the third quarter we notified the majority owner of our former subsidiary, Matrix Asset Management Corporation, of our intent to exercise our put option on our retained 25% interest in this entity. This transaction is scheduled to settle in mid November and the Company expects to realize proceeds of $3.5 million and a pre-tax gain of $2.6 million. We are also continuing to evaluate our options regarding the remaining $10 million of our new market tax credit authorizations.”

Financial Highlights

Net Interest Income. Net interest income before provision for credit losses totaled $13.5 million for the quarter ended September 30, 2006, compared to $11.0 million for the quarter ended September 30, 2005 and $13.5 million for the quarter ended June 30, 2006. Our net interest margin was 2.66% for the third quarter of 2006, 2.35% for the third quarter of 2005 and was 2.64% for the second quarter of 2006. This two-basis-point increase in net interest margin between the second and third quarters of 2006 was due to the origination of $42 million of community bank and SBA division loans that have higher yields than our wholesale assets and the continued accelerated runoff of our single-family loans. The 31-basis-point increase in net interest margin on a year-over- year basis is due to the above factors as well as the increased volume of interest-earning assets.

The Company’s net interest income totaled $40.4 million for the nine months ended September 30, 2006, compared to $32.8 million for the nine months ended September 30, 2005, while our net interest margin was 2.67% and 2.46% for those periods, respectively. The $7.6 million increase in net interest income was divided fairly equally between increases in interest rates and increases in volume. The average balance of interest- earning assets grew $237 million to $2.03 billion for the nine months ended September 30, 2006 compared to $1.79 billion for the same period in 2005. The yield on our interest-earning assets increased to 5.57% for the first nine months of 2006, compared to 4.70% for the corresponding period of 2005. The increase in yield on assets was due to a combination of the increase in yield on our wholesale single-family loans and the community bank loans originated in the first nine months of 2006. While the single-family loans increased in yield 58 basis points to 4.78% for the first nine months of 2006, compared to 4.20% for the first nine months of 2005, the yield is nevertheless underperforming relative to our original expectations because the loans have repaid much more rapidly than we estimated at the time of purchase.

There was also a continued increase in the average balance of the Company’s interest-bearing liabilities to $1.82 billion for the nine months ended September 30, 2006, compared to $1.63 billion for the nine months ended September 30, 2005. The cost of the interest-bearing liabilities also increased to 3.24% for the first nine months of 2006, compared to 2.48% for the comparable periods of 2005. The increase in interest-bearing liabilities was principally related to the increase in short-term interest rates upon which the majority of our liabilities are priced.

Provision for Credit Losses. The provision for credit losses was $230 thousand for the quarter ended September 30, 2006 and $2.3 million for the nine months ended September 30, 2006, compared to $50 thousand for the quarter ended September 30, 2005 and $1.1 million for the nine months ended September 30, 2005. The increase in the provision in the first nine months of 2006 is attributable to the Company’s reevaluation of loan-loss reserve levels associated with our commercial loan portfolio, increases in balances in the commercial loan portfolio due to new loan production and additional provisions related to specific loans that have demonstrated weakening conditions.

Noninterest Income. Noninterest income was $7.2 million for the quarter ended September 30, 2006, compared to $6.5 million for the quarter ended September 30, 2005 and $5.4 million for the second quarter of 2006. The increase in the year-over-year period was due to the monetization of $15 million of new markets tax credits upon which we earned a fee of approximately $1.6 million. In addition, we realized a gain on sale of property in Texas of approximately $300 thousand. These increases were partially offset by a decline in loan administration income associated with our reduced mortgage servicing portfolio, a decline in brokerage revenue due to our decision to temporarily suspend those operations, a decline in real estate disposition services due to the sale of that non-core subsidiary earlier this year and lower gains on sale of loans and securities. The increase in the third quarter of 2006 compared to the second quarter of 2006 was principally due to the new market tax credits fee.

For the first nine months of 2006 noninterest income was $21.9 million, compared to $22.2 million for the first nine months of 2005. The decline was the result of lower loan administration income from our smaller mortgage servicing portfolio, lower levels of brokerage revenues, lower gains on sale, which are dependent on market conditions, and lower custodial and administration revenue due to the sale of the trust operations of United Western Bank in April 2005. These declines were mitigated by realization of $2.6 million in litigation settlements and fees from new market tax credits.

Noninterest Expense. Noninterest expense was $17.5 million for the quarter ended September 30, 2006, compared to $14.5 million for the quarter ended September 30, 2005, and $17.6 million for the quarter ended June 30, 2006. The fluctuations were a result of the combination of the following. The Company had an increase in subaccounting fees at United Western Bank of $2.0 million between 2006 and 2005 and $470 thousand between the third and second quarters of 2006, due to an increase in the levels of institutional deposits held on which subaccounting services are incurred, and the level of subaccounting fees, which generally move with changes in the Federal Open Market Committee target rate for overnight deposits. The Company experienced increases in compensation and benefits expense of $1.0 million between 2006 and 2005 as a result of the hiring of employees at United Western Bank to implement our community banking strategy. Compensation was relatively unchanged between the second and third quarters due to lower payroll taxes. Included in compensation expense were $170 thousand and $390 thousand for the quarter and year-to-date periods of 2006, respectively, for stock options granted during the periods.

Assets and Liabilities. In addition to the commercial loan originations discussed above, we continued to redeploy repayments from the single-family loan portfolio into investment securities. Through September 30, 2006, residential loans in the Company’s held-for-sale and held-for-investment portfolios declined $233 million to $653 million. In the same period our investment securities portfolio increased $322 million from December 31, 2005 to $863 million at September 30, 2006. In addition, beginning in the later part of the second quarter and continuing in the third quarter, the investment securities we purchased have predominately been classified as available-for-sale. Our available-for-sale portfolio was $14 million at December 31, 2005, was $36 million at June 30, 2006 and is now $132 million. Deposits, including custodial escrow balances, increased $146 million from December 31, 2005 to $1.32 billion at September 30, 2006, representing a combination of new institutional deposits and deposits gathered from our community banking efforts.

Capital. United Western Bank remains a well-capitalized institution. United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 6.51%, 15.77% and 15.07%, respectively, as of September 30, 2006, all of which are well in excess of regulatory requirements. These ratios reflect the low risk levels associated with the securities and single-family loan portfolio, and the prudent leverage of United Western Bank’s balance sheet.
Stock Repurchase Program

The Board of the Directors of the Company has authorized a new program to repurchase up to five percent (5%) of the Company’s shares of common stock. The shares will be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. As of September 30, 2006, the Company had 7,556,573 shares outstanding.

Conference Call

Scot T. Wetzel and William D. Snider will host a conference call to review the results of operations for the third quarter and nine-month period ended September 30, 2006, and other topics that may be raised during the discussion on Monday, November 13, 2006 at 9:00 a.m. Mountain Time. To participate in the teleconference, please call toll-free 888-593-7516 (or 706-634-4948 for international callers) approximately 10 minutes prior to the start time. To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company’s web site at www.uwbancorp.com, click on the investor relations tab and then under “News & Events” select “Calendar of Events” to access the link to the call.

Denver-based United Western Bancorp, Inc., formerly known as Matrix Bancorp, Inc., is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. United Western Bank plans to grow its network to an estimated five to seven community bank branches over the next three to five years. For more information, please visit our web site at www.uwbancorp.com. On September 7, 2006, the Company completed its previously announced name change and that of its principal subsidiary, United Western Bank, and adopted its new ticker symbol.

Forward-Looking Statements

Certain statements contained in this earnings release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this earnings release could differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; and the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; and the risks and uncertainties discussed elsewhere in the annual report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

FINANCIAL TABLES ATTACHED

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$10,752	$15,877
Interest-earning deposits and federal funds sold	46,134	18,355
Investment securities - available for sale	132,008	14,462
Investment securities - held to maturity	730,663	421,010
Investment securities - trading	-	104,722
Loans held for sale, net	481,097	927,442
Loans held for investment, net	663,712	425,943
FHLBank stock, at cost	42,138	34,002
Mortgage servicing rights, net	16,560	20,708
Accrued interest receivable	11,597	9,752
Other receivables	17,993	19,387
Premises and equipment, net	6,357	17,154
Bank owned life insurance	23,114	22,454
Other assets, net	13,085	19,898
Income taxes receivable and deferred income tax asset	4,248	3,696
Foreclosed real estate, net	4,207	4,526

Total assets	$2,203,665	$2,079,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,264,738	$1,124,044
Custodial escrow balances	54,505	49,385
FHLBank borrowings	644,956	615,028
Borrowed money	35,000	29,581
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,372	61,372
Income tax payable	4,291	-
Other liabilities	29,149	19,250

Total liabilities	2,094,011	1,898,660

Shareholders’ equity:
Common stock, $0.0001 par value	1	1
Additional paid-in capital	29,287	108,395
Retained earnings	80,226	72,314
Accumulated other comprehensive income	140	18

Total shareholders’ equity	109,654	180,728

Total liabilities and shareholders’ equity	$2,203,665	$2,079,388

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2006	2005	2006	2006	2005
Interest and dividend income:
Single-family loans	$8,495	$11,333	$8,707	$27,055	$33,306
Other loans	9,341	5,336	9,387	26,439	15,486
Investment securities	11,013	5,073	9,501	28,843	13,170
Interest-earning deposits	915	534	825	2,498	1,290
Total interest and dividend income	29,764	22,276	28,420	84,835	63,252

Interest expense:
Deposits	6,337	4,163	5,867	16,405	11,372
FHLBank advances	8,269	5,482	7,468	23,165	14,261
Borrowed money and junior subordinated debentures	1,654	1,593	1,636	4,844	4,765
Total interest expense	16,260	11,238	14,971	44,414	30,398

Net interest income before provision for credit losses	13,504	11,038	13,449	40,421	32,854
Provision for credit losses	232	50	1,071	2,260	1,110
Net interest income after provision for credit losses	13,272	10,988	12,378	38,161	31,744

Noninterest income:
Loan administration	1,834	2,358	1,967	6,073	7,892
Brokerage	12	514	9	575	1,514
Custodial and administration services	1,729	1,441	1,654	5,088	5,741
Real estate disposition services	-	328	-	168	1,172
Gain on sale of loans and securities	97	359	140	488	1,627
Gain on sale of assets	285	-	-	415	302
Litigation settlements	-	-	300	2,550	-
Other	3,259	1,540	1,303	6,540	3,941
Total noninterest income	7,216	6,540	5,373	21,897	22,189

Noninterest expense:
Compensation and benefits	5,283	4,216	5,210	16,173	13,872
Amortization of MSRs	1,544	2,004	1,549	4,610	6,130
Recovery of impairment on MSRs	-	(885)	-	(276)	(830)
Occupancy and equipment	1,047	942	1,161	3,168	2,924
Postage and communication	264	259	263	814	923
Professional fees	609	706	592	1,743	1,881
Mortgage servicing rights subservicing fees	603	755	639	1,923	2,351
Data processing	187	194	217	627	706
Subaccounting fees	5,603	3,609	5,130	15,371	9,460
Other general and administrative	2,354	2,736	2,888	7,216	7,370
Total noninterest expense	17,494	14,536	17,649	51,369	44,787

Income from continuing operations before income taxes	2,994	2,992	102	8,689	9,146
Income tax provision (benefit)	906	763	(102)	2,520	2,807
Income from continuing operations	2,088	2,229	204	6,169	6,339

Discontinued operations:
Income from discontinued operations, net of income tax provision	-	706	103	1,743	1,226

Net income	$2,088	$2,935	$307	$7,912	$7,565
Continued

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - continued
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2006	2005	2006	2006	2005

Income from continuing operations per share - basic	$0.28	$0.34	0.03	$0.78	$0.96
Income from continuing operations per share - assuming dilution	0.27	0.33	0.03	0.77	0.95

Income from discontinued operations per share - basic and assuming dilution	-	0.11	0.01	0.22	0.18

Net income per share - basic	$0.28	$0.44	$0.04	$1.00	$1.14

Net income per share - assuming dilution	$0.27	$0.44	$0.04	$0.99	$1.13

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2006	2005	2006	2006	2005

Weighted average shares - basic	7,556,573	6,620,850	7,556,573	7,893,767	6,620,850
Weighted average shares - assuming dilution	7,638,173	6,706,745	7,639,560	7,965,820	6,698,668
Number of shares outstanding at end of period	7,556,573	6,620,850	7,556,573	7,556,573	6,620,850

Average Balances
Single-family loans receivable	$675,358	$1,087,429	$749,957	$754,160	$1,057,827
Commercial and CRE loans	217,922	163,228	191,508	195,280	156,965
Originated SBA loans	102,560	98,134	98,754	99,520	99,254
Purchased SBA loans and securities	258,642	170,226	304,046	293,889	189,354
Other mortgage backed securities	740,185	331,792	633,062	628,810	250,297
Interest-earning assets	2,059,646	1,903,676	2,038,891	2,033,683	1,796,321
Interest-bearing deposits	1,126,845	1,045,624	1,121,660	1,087,272	986,871
FHLB borrowings	643,861	599,102	627,340	655,547	562,316
Borrowed Money	72,187	78,852	73,887	73,438	78,087
Interest-bearing liabilities	1,842,893	1,723,578	1,822,887	1,816,257	1,627,274
Shareholders' equity	107,940	97,873	106,768	110,444	95,625

Operating Ratios & Other Selected Data (1)
Yield on assets	5.76%	4.67%	5.58%	5.57%	4.70%
Cost of liabilities	3.47%	2.56%	3.29%	3.24%	2.48%
Net interest margin (2)	2.66%	2.35%	2.64%	2.67%	2.46%
Return of average equity	7.74%	9.11%	0.76%	7.45%	8.84%
Operating efficiency ratios (3)	76.98%	76.33%	85.54%	75.48%	71.74%
Book value per share (end of period)	$14.51	$15.07	$14.19	$14.51	$15.07

Loan Performance Ratios (1)
Allowance for loan losses to total loans	0.80%	0.79%	0.78%
Total residential mortgage loans allowance to nonaccrual residential mortgage loans	39.48%	44.58%	36.93%
Total commercial and CRE loans allowance to nonaccrual commercial and CRE loans	86.06%	95.47%	67.83%
Ratio of allowance for credit losses to total nonperforming loans	54.63%	58.23%	48.31%
Total nonaccrual residential mortgage loans to total residential mortgage loans	0.98%	0.85%	1.04%
Total nonaccrual commercial and CRE loans to total commercial and CRE loans	2.32%	2.05%	3.16%
Total nonaccrual assets and REO to total assets	0.95%	1.09%	1.06%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income.